Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Scott’s Liquid Gold-Inc. of our report dated March 30, 2015, relating to the consolidated balance sheets of Scott’s Liquid Gold-Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years then ended, which appears in the December 31, 2014 Annual Report on Form 10-K of Scott’s Liquid Gold-Inc.

/s/ EKS&H LLLP

EKS&H LLLP

June 30, 2015

Denver, Colorado